UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2006

YAK COMMUNICATIONS INC.

(Exact name of registrant specified in its charter)

Florida	000-33471	98-0203422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Consilium Place, Suite 500, Toronto, Ontario, Canada	M1H 3G2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (647) 722-2752

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

As previously disclosed, Yak Communications Inc. (the “Company”) entered into an Agreement and Plan of Merger, dated September 20, 2006, by and among Globalive Communications Corp., a Nova Scotia unlimited liability company (“Parent”), Yakquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Offeror”), and the Company (the “Merger Agreement”).

Pursuant to the Merger Agreement, Offeror offered to purchase all outstanding shares of common stock, no par value per share, of the Company (the “Shares”) at a price of $5.25 per Share, net to the seller in cash, without interest, less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 3, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented, constitute the “Offer”).

Upon the expiration of the extended offering period of the Offer at 12:00 noon, New York City time, on Monday, November 6, 2006, the depositary for the Offer advised Parent and Offeror that, as of 12:00 noon, New York City time, on November 6, 2006, an aggregate of 12,112,920 Shares had been tendered and not withdrawn from the Offer (including 23,279 Shares tendered by guaranteed delivery), or approximately 93% of the outstanding Shares. Accordingly, on Monday, November 6, 2006, Parent announced the completion of the Offer and acceptance for payment of all such Shares that were validly tendered and not withdrawn prior to the expiration of the Offer. Parent notified the depositary to pay promptly for the tendered and accepted Shares.

Pursuant to the Merger Agreement, following the consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement and in accordance with the Florida Business Corporation Act and the Delaware General Corporate Law, Offeror merged with and into the Company (the “Merger”) effective at 3:00 p.m. Eastern Time on November 7, 2006 and each Share not tendered pursuant to the Offer was converted into the right to receive cash in an amount equal to the Offer Price (other than Shares held in the treasury of the Company or owned by Parent or Offeror, which were automatically cancelled and retired). At the effective time of the Merger, the Company became a wholly-owned subsidiary of Parent.

The information contained in Item 5.02 below is incorporated herein by reference. The other information required by this Item 5.01 is contained in Item 3 of Parent’s Schedule 13D with respect to the Company filed with the Securities and Exchange Commission on October 2, 2006, and such information is incorporated herein by reference.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement and as a result of the Merger, effective at 3:00 p.m. Eastern Time on November 7, 2006, the initial directors and officers of the Company became the directors and officers of Offeror, until their respective successors are duly elected or appointed and qualified. At such time, Anthony Lacavera became the sole director of the Company and its President and Chief Executive Officer and Brice Scheschuk became the Company’s Vice President and Chief Financial Officer.

Mr. Lacavera, age 33, has served as a member of the Board of Directors and Chief Executive Officer of Parent since 2005. From 2001 to 2005, Mr. Lacavera served as President, Chief Executive Officer and a member of the Board of Directors of Parent.

Mr. Scheschuk, age 35, has served as Chief Financial Officer of Parent since 2004. From 2003 to 2004, Mr. Scheschuk served as Corporate Controller of Parent. From 2001 to 2003, Mr. Scheschuk served as Corporate Controller of Leitch Technology Corporation.

The Company has not entered into an employment agreement with any of its new officers.

Prior to the actions taken on November 7, 2006, neither Mr. Lacavera nor Mr. Scheschuk was a director of, or held any position with, the Company. Parent and Offeror have advised the Company that neither Mr. Lacavera nor Mr. Scheschuk (i) has any familial relationship with any directors or executive officers of the Company, or (ii) has been involved in any transactions with the Company or any of its directors, officers, or affiliates which are required to be disclosed pursuant to the rules and regulations of the Securities Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Schedule 13D of Globalive Communications Corp. filed with respect to Yak Communications Inc. (incorporated by reference as originally filed with the Securities and Exchange Commission on October 2, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAK COMMUNICATIONS INC.

Date: November 7, 2006	By:	/s/ ANTHONY LACAVERA
	Name:	Anthony Lacavera
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Document Description
99.1	Schedule 13D of Globalive Communications Corp. filed with respect to Yak Communications Inc. (incorporated by reference as originally filed with the Securities and Exchange Commission on October 2, 2006).